Exhibit 10.8

CONFIRMATION

THIS CONFIRMATION (the “Confirmation”) is executed by and between HUNGARIAN TELEPHONE AND CABLE CORP., a corporation organized under the laws of the state of Delaware (“HTCC”), and TDC A/S, a company organized under the laws of Denmark (“TDC”) on May 8, 2007.

WHEREAS, the parties have on March 6, 2007, entered into a secondment agreement (the “Secondment Agreement”) relating to the secondment by TDC of the services of TORBEN V. HOLM (the “Principal”) to HTCC upon the terms set out in the Secondment Agreement; and

WHEREAS, the parties wish to cancel the secondment of the services of the Principal with effect as of April 30, 2007;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto confirm their mutual agreement with respect to cancellation of the secondment of the services of the Principal as follows:

1. Cancellation of Secondment. With reference to Clause 2(i) of the Secondment Agreement the parties hereto confirm their agreement to cancel the secondment of the Principal with effect from May 1, 2007.

2. Reimbursement. HTCC shall remain liable for reimbursement of the fees, costs and expenses set out in Clause 4 of the Secondment Agreement in accordance with the terms set out in the Secondment Agreement to the extent that such fees, costs and expenses relate to the period until April 30, 2007. HTCC shall not be liable for reimbursement of any fees, costs or expenses relating to the period from May 1, 2007 and onwards.

IN WITNESS WHEREOF, HTCC and TDC have executed this Confirmation as of the day and year first above written.

HUNGARIAN TELEPHONE AND CABLE CORP.

By:	/s/ John B. Ryan
Name: John B. Ryan
Title: Chairman, Audit Committee

TDC A/S

By:	/s/ Jesper Theill Eriksen
Name: Jesper Theil Eriksen
Title: President, TDC Mobile International